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                                                                   EXHIBIT 12(a)



                            D&N CAPITAL CORPORATION
               Computation of ratio of earnings to fixed charges



                                             For the Six Months Ended
                                                  June 30,1999
                                             ---------------------------
                                             (In thousands, except ratio)


           Net income                                   $1,836

           Fixed charges:
                  Advisory fees                             63

           Total fixed charges                              63

           Earnings before fixed charges                $1,899

           Fixed charges, as above                          63

           Ratio of earnings to fixed charges             30.1